                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 2)




                         CheckFree Holdings Corporation
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                                (Name of Issuer)



                          Common Stock, $.01 par value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   162816 10 2
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                                 (CUSIP Number)




Check the following if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 pages

 CUSIP NO. 162816 10 2                             13G                                 PAGE 2 OF 4 PAGES

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|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |    Peter J. Kight                                                                                 |
|     |    ###-##-####                                                                                    |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |    United States                                                                                  |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |     6,660,235                                                   |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |     0                                                           |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |     6,660,235                                                   |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |     0                                                           |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |   6,660,235                                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |                                                                                                   |
|  X  |  Aggregate amount does not include 6,800 shares held by the Peter J. Kight and                    |
|     |  Teresa J. Kight 1995 Children's Trust. Mr. Kight discaims beneficial                             |
|     |  ownership of such shares.                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   |
|     |                                                                                                   |
|     |  11.88%                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |  In                                                                                               |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages
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CUSIP NO. 162816 10 2
                                  SCHEDULE 13G


ITEM 1 (A).  NAME OF ISSUER:

             CheckFree Holdings Corpration
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
ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             4411 East Jones Bridge Road, Norcross, GA 30092
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ITEM 2 (A).  NAME OF PERSON FILING: Peter J. Kight


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ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             4411 East Jones Bridge Road, Norcross, GA 30092


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ITEM 2 (C).  CITIZNESHIP:

             Mr. Kight is a United States Citizen
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ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value.
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ITEM 2 (E).  CUSIP NUMBER: 162816 10 2


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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                     13D - 2 (B), INDICATE TYPE OF PERSON FILING:


                Not applicable.
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


ITEM 4.  OWNERSHIP:

          (a)  Amount of beneficially owned:                                    6,660,235 shares
                                                                            ---------------------
          (b)  Percent of class:                                                    11.88%
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                      6,660,235 shares
                                                                            ---------------------
             (ii) Shared power to vote or to direct the vote                            0 shares
                                                                            ---------------------
            (iii) Sole power to dispose or to direct the disposition of         6,660,235 shares
                                                                            ---------------------
             (iv) Shared power to dispose or to direct the  disposition of              0 shares
                                                                            ---------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable
          --------------



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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not Applicable
          --------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------


ITEM 10.  CERTIFICATION

          Not Applicable
          --------------





                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 4, 1998                       /s/Peter J. Kight
                                             -----------------------------------
                                             Peter J. Kight







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